    As filed with the Securities and Exchange Commission on December 22, 2000

                                               Registration No. 333-49020
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                              --------------------

                                AMENDMENT NO. 2
                                     TO

                                    FORM S-3

                             REGISTRATION STATEMENT

                                      Under
                           THE SECURITIES ACT OF 1933

                              --------------------

                                  CYGNUS, INC.
             (Exact name of registrant as specified in its charter)

                 DELAWARE                                 94-2978092
--------------------------------------------------------------------------------
              (State or other jurisdiction of           (I.R.S. Employer
              incorporation or organization)            Identification No.)

                               400 PENOBSCOT DRIVE
                       REDWOOD CITY, CALIFORNIA 94063-4719
                                 (650) 369-4300
--------------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 JOHN C HODGMAN
                  PRESIDENT, CHIEF EXECUTIVE OFFICER & CHAIRMAN
                                  CYGNUS, INC.
            400 PENOBSCOT DRIVE, REDWOOD CITY, CALIFORNIA 94063-4719
                                 (650) 369-4300
--------------------------------------------------------------------------------
    (Name, address, including zip code, and telephone number, including area code, of agent for service of process)

                                   Copies to:

                                 BLAIR W. WHITE
                          Pillsbury Madison & Sutro LLP
                                  P.O. Box 7880
                             San Francisco, CA 94120

        Approximate date of commencement of proposed sale to the public:
        From time to time after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.
/X/
   -------------------

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                                                           -----------------

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /




         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  Subject to Completion, dated December 22, 2000

PROSPECTUS
----------

                              ---------------------

                                   $33,000,000

                                  CYGNUS, INC.

                                  COMMON STOCK

                              ---------------------


         This prospectus relates to the offer and sale of common stock of Cygnus, Inc. We are offering and selling shares with a total purchase price up to $33 million pursuant to the terms of an agreement between us and Cripple Creek Securities, LLC. Cripple Creek is an underwriter in connection with the sale of the shares offered by this prospectus.



         We will sell the common stock at a price equal to the average of the two lowest volume-weighted average prices for the stock during the six trading days preceding the sale, subject to a monthly minimum price we designate. For further information regarding the terms governing the issuance of shares under the agreement, see "Description of Equity Line Agreement" on page 12.



         Our common stock is quoted on the Nasdaq National Market under the symbol "CYGN." On December 21, 2000, the last reported sale price for our common stock was $4.25 per share. Based on this price, we could issue up to a maximum of 7,764,706 shares.



         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 5.


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              ---------------------


              The date of this prospectus is             , 2000
                                             ------------


                                TABLE OF CONTENTS
CYGNUS, INC.......................................................................................................3
RISK FACTORS......................................................................................................5
FORWARD-LOOKING STATEMENTS.......................................................................................12
USE OF PROCEEDS..................................................................................................13
DESCRIPTION OF EQUITY LINE AGREEMENT.............................................................................13
PLAN OF DISTRIBUTION.............................................................................................15
SELLING STOCKHOLDER..............................................................................................16
LEGAL MATTERS....................................................................................................17
EXPERTS..........................................................................................................17
WHERE YOU CAN FIND MORE INFORMATION..............................................................................17
IMPORTANT INFORMATION INCORPORATED BY REFERENCE..................................................................18


                                   CYGNUS, INC


         We develop and manufacture diagnostic medical devices, utilizing proprietary technologies to satisfy unmet medical needs cost-effectively. In 1999, we sold substantially all of our drug delivery business to Ortho-McNeil Pharmaceutical, Inc. and chose to focus on diagnostic medical devices, the first of which is our GlucoWatch-Registered Trademark- monitor. The GlucoWatch monitor is a frequent, automatic and non-invasive glucose monitoring device intended for detecting trends and tracking patterns of glucose levels in adults, 18 years and older, who have diabetes. The device is intended for use at home and in health care facilities to supplement, but not replace, information obtained from standard blood glucose monitoring devices. Commercial introduction of the GlucoWatch monitor is subject to final FDA approval.


         The GlucoWatch monitor extracts glucose molecules through intact skin utilizing a patented sampling process. The GlucoWatch monitor is comprised of two components: a durable component known as the biographer, and a consumable component, known as the AutoSensor. The glucose is extracted from fluid surrounding the skin cells, rather than from blood and is collected and measured by the consumable AutoSensor. The glucose collected in the AutoSensor measures the electrons and a custom-designed computer chip in the biographer equates the number of electrons to a concentration of blood glucose. The biographer displays and stores current and past glucose levels and trend data in a device that is worn like a wristwatch. The GlucoWatch monitor automatically measures glucose levels at twenty-minute intervals and displays the most recent readings and trends at the push of a button. Its electronic memory capabilities permit the retrieval of past data, allowing longer-term trend analysis.


         We believe that our GlucoWatch monitor represents a potential advance in glucose monitoring technology, as compared to the currently-prevailing "finger stick" blood monitoring methods, because it:


         - Enables automatic, frequent and non-invasive glucose monitoring through a portable and discreet device, worn day and night like a wristwatch;




         - Helps people with diabetes understand fluctuations in their glucose levels;


         - Offers features not available in currently marketed devices, such as frequent data collection, electronic memory to store and display glucose levels, alerts indicating excessively high or low glucose levels and event markers that record factors that affect glucose levels; and


         - Does not involve some significant drawbacks of the currently marketed systems, such as the repetitive pain of the finger stick technique and the disruption of normal activities caused by cumbersome procedures.


         In 1999 we applied to the FDA for approval to sell our GlucoWatch monitor. On December 6, 1999, our application received a unanimous recommendation for approval, subject to conditions, from the FDA's Clinical Chemistry and Clinical Toxicology Devises Panel of the Medical Devices Advisory Committee. In May 2000, we received an approvable letter from the FDA for our GlucoWatch monitor. An approvable letter means that the FDA has reviewed our application, as well as its own Advisory Committee's report and recommendation, and believes it will approve our application, pending specific final conditions. The FDA's conditions relate to manufacturing, final printed labeling materials, and post-market evaluations of aspects of product performance.


         If we receive FDA approval, we anticipate introducing the GlucoWatch monitor initially on a limited basis to a small number of patients selected by designated physicians. We also expect to begin clinical trials with adolescents and children. In addition, we plan to initiate professional education programs to introduce our technology to physicians and other diabetes health care professionals. Concurrently, before we can make the GlucoWatch monitor broadly available, we must qualify and validate, then submit to the FDA for approval, our large-scale production equipment and facility.


         In mid-1998 we established product specifications and manufacturing processes for the GlucoWatch monitor currently under review by the FDA. Since that time, we have developed, and continue to develop, a number of enhancements to the GlucoWatch monitor's performance and user convenience, as well as means for improving manufacturing capacity and reducing manufacturing costs. We are in the early developmental stages for a future product involving communication by radio frequency between the consumable and durable components of the GlucoWatch monitor to allow both a greater flexibility in the location of the glucose extraction component and a new form of the monitor that stores and displays glucose data. If we receive FDA approval of our existing application, we intend to submit some of these product and manufacturing enhancements to the FDA by supplementing our existing application.


         It has been our priority to establish alliances to allow us to successfully develop, manufacture, and commercialize the GlucoWatch monitor, in the event we receive FDA approval. We have already entered into several agreements that include:


         - a patent license agreement with The Regents of the University of California;

         - supply agreements relating to materials for our GlucoWatch monitor;


         - contract manufacturing agreements for the consumable and durable components of the GlucoWatch monitor; and


         - a contract for logistics services in the U.S. for our GlucoWatch monitor.


         We currently do not have any alliance for product marketing or any arrangement for distribution of the GlucoWatch monitor outside the United States, although we are continuing to explore possible marketing and distribution arrangements with third parties.


         In December 1999, we received a CE certificate, indicating that the GlucoWatch monitor meets the essential requirements for selling products in the European Community. In October 2000, we shipped our first commercial GlucoWatch monitors to the United Kingdom. We have established a Medical Advisory Board in the UK who will provide our GlucoWatch monitor to select adults with diabetes in order to improve our understanding of patient and health care provider experiences with our GlucoWatch monitor.


         We have a limited operating history and we have not reported an operating profit for any year since our inception. We expect our net losses to continue for the foreseeable future. We have no experience developing, manufacturing, or commercializing diagnostic products, and there have been no sales of our GlucoWatch monitor to date.


         This prospectus relates to the offer and sale of our common stock pursuant to the terms of an agreement between us and Cripple Creek. Under the terms of the agreement, we can sell shares of our common stock at a maximum aggregate price of $33 million prior to June 30, 2003. We will sell the common stock to Cripple Creek at a price equal to the average of the two lowest volume-weighted average prices for our stock during the six trading days preceding the sale, subject to a monthly minimum price we designate. We may cause Cripple Creek to purchase shares at an aggregate purchase price of up to $4.0 million each month, and Cripple Creek, subject to our approval, can require us to sell to them shares at an aggregate purchase price of up to an additional $3.0 million per month. Based on the closing sales price of our common stock of $4.25 on December 21, 2000, the $7 million monthly maximum would result in the sale of approximately 1.7 million shares, and the aggregate maximum of $33 million would result in the sale of approximately
7.8 million shares, or 29% of our outstanding shares.

         YOU SHOULD READ CAREFULLY THE ENTIRE PROSPECTUS, INCLUDING THE SECTION ENTITLED "RISK FACTORS" AS WELL AS THE DOCUMENTS INCORPORATED BY REFERENCE IN THE PROSPECTUS, BEFORE MAKING AN INVESTMENT DECISION. ALL REFERENCES TO "WE," "US," "OUR," OR "CYGNUS" IN THIS PROSPECTUS MEAN CYGNUS, INC., AND ALL REFERENCES TO "CRIPPLE CREEK" OR "THE UNDERWRITER" REFER TO CRIPPLE CREEK SECURITIES, LLC.


                                  RISK FACTORS


         IN DETERMINING WHETHER TO INVEST IN THE COMMON STOCK, YOU SHOULD CAREFULLY CONSIDER THE INFORMATION BELOW IN ADDITION TO ALL OTHER INFORMATION PROVIDED TO YOU IN THIS PROSPECTUS, INCLUDING THE INFORMATION INCORPORATED BY REFERENCE IN THIS PROSPECTUS.


WE MAY NOT RECEIVE REGULATORY APPROVAL ON OUR PRODUCTS FROM THE FDA AND/OR FOREIGN AGENCIES. IF WE DO NOT RECEIVE REGULATORY APPROVAL, WE WILL NOT BE ABLE TO SELL OUR PRODUCTS OR GENERATE REVENUE.


         Although in May 2000 we received an approvable letter from the FDA for our GlucoWatch monitor, we may not meet the pending specific final conditions or, if we do, the FDA may still not approve the product or may not do so in the short term. Furthermore, the FDA may not approve enhancements and possible manufacturing changes to the GlucoWatch monitor or it may require us to file one or more new applications rather than allowing us to use a supplement to our existing application. In addition, a delay in FDA approval could substantially delay introduction of product enhancements and our ability to cost-effectively manufacture large quantities of the consumable component of our GlucoWatch monitor. Regulatory requirements and procedures also vary on a country-by-country basis, and we may not be able to obtain regulatory approval in foreign countries. Furthermore, even if we successfully develop the GlucoWatch monitor, its commercial success will depend on its market acceptance.


OUR PRODUCT PIPELINE IS SEVERELY LIMITED, SO THE FAILURE OF ANY ONE PRODUCT COULD RESULT IN THE FAILURE OF OUR ENTIRE BUSINESS.


         We recently sold substantially all of the assets of our drug delivery business segment assets to Ortho-McNeil Pharmaceutical, Inc. and terminated our remaining drug delivery projects. We are now exclusively focused on diagnostic medical devices, and initially on a line of frequent, automatic and non-invasive glucose monitoring devices. A narrow range of products in development subjects us to the risk of not having alternate sources of revenue if we are unable to commercialize our narrow line of products. We may not be successful with a non-diversified line of products. The failure of any one product, such as the GlucoWatch monitor, could cut off our only source of revenue and result in the failure of our entire business.


WE DO NOT HAVE MEDICAL DEVICE MARKETING, DISTRIBUTION, MANUFACTURING OR SALES EXPERIENCE. IF WE ARE UNABLE TO MAKE SATISFACTORY ARRANGEMENTS FOR EACH OF THESE, WE MAY BE UNABLE TO SUCCESSFULLY COMMERCIALIZE OUR PRODUCTS.


         Even if we receive the necessary regulatory approvals for the GlucoWatch monitor, we may have problems in product manufacturing, commercial scale-up, marketing or product distribution. We do not have any experience in any of these areas. To successfully market, distribute, manufacture and sell the GlucoWatch monitor and our other glucose monitoring products under development, we must either develop these capabilities ourselves or enter into arrangements with third parties. We may not succeed in either course of action. If we attempt to develop our own capabilities, we will incur significant start-up expenses and we will compete with other companies that have experienced and well-funded operations. If we enter into arrangements with third parties, any revenues we receive will depend on the third party, and we will likely have to pay fees, sales commissions or similar amounts. If we are unable to make satisfactory arrangements, we may be unable to successfully commercialize our products after FDA approval or may experience delays in commercialization.


WE MAY NEED TO RELY ON AGREEMENTS WITH THIRD PARTIES IN ORDER TO COMMERCIALIZE OUR PRODUCTS. IF WE ARE UNABLE TO SECURE THESE NECESSARY AGREEMENTS, WE MAY NOT BE ABLE TO SELL OUR PRODUCTS OR GENERATE REVENUE.

         One of our priorities is to establish alliances to secure commercialization functions worldwide for the GlucoWatch monitor, such as distribution, sales and customer service. We do not currently have any marketing or distribution agreements for the GlucoWatch monitor other than an agreement with Livingston Healthcare Services to provide receiving, storage, customer service, technical support and shipment services in the United States. Our agreement with Yamanouchi to commercialize the GlucoWatch monitor in Japan was terminated in October 2000. We may never enter into an agreement with a worldwide commercialization partner. Even if we obtain a worldwide commercialization partner, we may not do so until after the FDA approves our large-scale manufacturing process.


         We are currently evaluating outsourced capabilities for launch without a worldwide commercialization alliance. We may not be able to outsource some commercialization capabilities in time for launch. Third parties performing these outsourced capabilities may, for competitive reasons, support, directly or indirectly, a company or product that competes with one of our products. If a third party terminates an arrangement, cannot fund or otherwise satisfy its obligations under its arrangements, or disputes or breaches a contractual commitment, then we would likely be required to seek an alternative third party. If we were unable to find a replacement third party, we might not be able to perform or fund the activities of the current third party, or our capital requirements could increase substantially.


WE MAY NEED ADDITIONAL FINANCING AND IT MAY NOT BE AVAILABLE. IF ADEQUATE FUNDS ARE NOT AVAILABLE OR ARE NOT AVAILABLE ON ACCEPTABLE TERMS, WE MAY BE UNABLE TO DEVELOP OR ENHANCE OUR PRODUCTS, TAKE ADVANTAGE OF FUTURE OPPORTUNITIES, OR RESPOND TO COMPETITIVE PRESSURES, WHICH COULD NEGATIVELY IMPACT OUR PRODUCT COMMERCIALIZATION.


         In order to continue to develop our diagnostic products, we will require substantial resources to conduct research and development and clinical trials necessary to bring our products to market and to establish production and marketing capabilities. We may seek additional funding through public or private financings, including debt or equity financings. We may also seek other arrangements, including collaborative arrangements. Any additional equity financings may dilute the holdings of current stockholders. Debt financing, if available, may restrict our ability to issue dividends in the future and take other actions. We may not be able to obtain adequate funds when we need them from financial markets or arrangements with commercialization partners or other sources. Even if funds are available, they may not be on acceptable terms. If we cannot obtain sufficient additional funds, we may have to delay, scale back or eliminate some or all of our research and product development programs or license or sell products or technologies that we would otherwise seek to develop ourselves. The amounts and timing of future expenditures will depend on progress of ongoing research and development, results of clinical trials, rates at which operating losses are incurred, executing possible commercialization agreements, developing our products, manufacturing of the GlucoWatch monitor, the FDA regulatory process, and other factors, many of which are beyond our control.


WE ARE HIGHLY LEVERAGED AND MAY BE UNABLE TO SERVICE OUR DEBT. IF WE CANNOT PAY AMOUNTS DUE UNDER OUR DEBT OBLIGATIONS, WE MAY NEED TO REFINANCE ALL OR A PORTION OF OUR EXISTING DEBT, SELL ALL OR A PORTION OF OUR ASSETS, OR SELL EQUITY SECURITIES.


         As of September 30, 2000, we had indebtedness of approximately $45.8 million. $11.1 million of this debt is scheduled to become due and payable in 2001, of which $8.0 million is due in December 2001. The degree to which we are leveraged could limit our ability to obtain financing for working capital, commercialization of products or other purposes and could make us more vulnerable to industry downturns and competitive pressures. Our ability to meet our debt service obligations depends upon our future performance, which will depend upon financial, business and other factors, many of which are beyond our control. Although we believe our cash flows will be adequate to meet our interest payments, we may not continue to generate cash flows in the future sufficient to cover our fixed charges or to permit us to satisfy any redemption obligations pursuant to our indebtedness. If we cannot generate cash flows in the future sufficient to cover our fixed charges or to permit us to satisfy any redemption obligations pursuant to our indebtedness, and we cannot borrow sufficient funds either under our credit facilities or from other sources, we may need to refinance all or a portion of our existing debt, sell all or a portion of our assets, or sell equity securities. We may not successfully complete any of these courses of action. In the event of insolvency, bankruptcy, liquidation, reorganization, dissolution or winding-up of our business or upon default or acceleration relating to our debt obligations, our assets will first be available to pay the amounts due under our debt obligations. Holders of common stock would only receive the assets remaining, if any, after payment of all indebtedness and preferred stock, if any.


WE HAVE INCURRED SUBSTANTIAL LOSSES, HAVE A HISTORY OF OPERATING LOSSES, HAVE AN ACCUMULATED DEFICIT AND EXPECT CONTINUED OPERATING LOSSES.


         We reported a net loss from continuing operations of $22.4 million for the nine months ended September 30, 2000 and have experienced annual operating losses since our inception. We expect to continue to incur operating losses at least until we have significant sales, if we ever do, of the GlucoWatch monitor. We may never generate significant revenues or achieve profitability. We may fail in our efforts to introduce our products or to obtain required regulatory clearances. Our products may never gain market acceptance, and we may never generate revenues or achieve profitability. Our revenues to date have been derived primarily from product development and licensing fees related to our products under development and manufacturing and royalty revenues from our discontinued operations. If we obtain regulatory approvals, we expect to significantly increase our level of expenditures for sales, marketing and general and administrative activities in connection with product commercialization, and these expenditures will precede commercial revenues, if any.


OUR STOCK PRICE IS VOLATILE, AND YOU MAY NOT BE ABLE TO RESELL CYGNUS SHARES AT OR ABOVE THE PRICE YOU PAID, OR AT ALL.


         The trading price of our common stock fluctuates substantially in response to factors such as, but not limited to:


         - announcements by us or our competitors of results of regulatory approval filings or clinical trials or testing;


         -  developments or disputes governing proprietary rights;


         -  technological innovations or new commercial products;


         -  government regulatory action;


         -  general conditions in the medical technology industry;


         -  changes in securities analysts' recommendations; or


         -  other events or factors, many of which are beyond our control.


         In addition, the stock market in general has experienced extreme price and volume fluctuations in recent years and even in recent months that have particularly affected the market prices of many medical technology companies, unrelated to the operating performance of these companies. Fluctuations or decreases in the trading price of our common stock may discourage investors from purchasing our common stock. In the past, following periods of volatility in the market price for a company's securities, securities class action litigation often has been instituted. Such litigation could result in substantial costs to us and divert management's attention and resources from developing and commercializing the GlucoWatch monitor.


OWNERSHIP DILUTION CAUSED BY THE ISSUANCE OF SHARES UNDER THE EQUITY LINE OR BY ADDITIONAL SHARES OF OUR COMMON STOCK BECOMING AVAILABLE FOR SALE IN THE FUTURE COULD LOWER OUR STOCK PRICE. IF OUR STOCK PRICE DECLINES, YOU MAY NOT BE ABLE TO RESELL OUR SHARES AT OR ABOVE THE PRICE YOU PAID, OR AT ALL.


         Under the equity line, each month we may sell up to $4 million of common stock and Cripple Creek may exercise its option to purchase, subject to our approval, up to an additional $3 million of common stock during each month in an investment period. The total number of shares that may be issued under the equity line depends on the market price of our common stock at the time that the shares are sold and whether we choose to sell shares, and the number of shares we choose to sell. The following table illustrates the effect of variations in the market price in our common stock, and resulting variations in sales prices to Cripple Creek, on the number of shares issued in a one month period, assuming that we choose to sell all possible shares under the equity line. This table illustrates how the ownership dilution resulting from the sale of shares under the equity line agreement increases as the market value of our common stock declines.


        PRICE PER SHARE                     NUMBER OF SHARES ISSUED
        ---------------                     -----------------------
                                                  (one month)

              $15                                   466,667
              $10                                   700,000
              $5                                  1,400,000


         Our decision to choose to sell all possible shares under the equity line would be influenced by, among other things, whether it is in the best interests of our stockholders to sell at lower market prices, given our financing requirements and access to alternative sources of financing. As of the date of this prospectus, we expect to satisfy substantially all of our expected financing needs during 2001 through sales under the equity line.


         We have also agreed to issue to Cripple Creek warrants to purchase 10,000 shares for every $1,000,000 in gross proceeds from the sale of common stock under the equity line agreement. The warrants will be issued after the end of each calendar year. The warrants are exercisable for 5 years from the date they are issued at an exercise price equal to the weighted average price at which shares were sold during the preceding calendar year. Please see the section of this prospectus entitled "Description of Equity Line Agreement" for more information about the equity line.


IF OUR STOCK CONTINUES TO TRADE AT PRICES BELOW $5 PER SHARE, OUR SHARES COULD BE DE-LISTED FROM THE NASDAQ NATIONAL MARKET. IF OUR SHARES ARE DE-LISTED, OUR STOCKHOLDERS MAY EXPERIENCE SUBSTANTIALLY DECREASED LIQUIDITY IN THEIR SHARES, AND THE OUTSTANDING AMOUNTS UNDER OUR CONVERTIBLE DEBENTURES COULD BECOME IMMEDIATELY DUE AND PAYABLE.


         Our stock is currently traded on the Nasdaq National Market. The Nasdaq National Market requires companies such as ours without at least
$4 million in net tangible assets to maintain a minimum bid of $5 per share for 30 consecutive business days for continued listing. If, after notice, we have not maintained a $5 bid price for ten consecutive days in the next 90 days, Nasdaq may institute de-listing proceedings. In the event Nasdaq institutes de-listing procedures, we plan to explore the possibility of a stock split to maintain our listing. As of December 21, 2000, our closing bid price was $3.03125, and had been under $5 per share for five consecutive days. If our stock is de-listed from the Nasdaq National Market, our stockholders would find it more difficult to dispose of, and obtain accurate quotations as to the market value of, their shares, and the market price of our stock would likely decline further.


         Additionally, we currently have outstanding convertible debentures in the amount of $19.2 million (including accrued interest). Under the terms of the convertible debentures, we are required to maintain our listing with the Nasdaq National Market. In the event our shares are de-listed from the Nasdaq National Market, the holders could assert that a default has occurred. A default would result in all outstanding principal and interest becoming immediately due and payable. Payment of these amounts would require us to obtain alternative financing, which may not be available on acceptable terms, if at all.






INTENSE COMPETITION IN THE MARKET FOR GLUCOSE DIAGNOSTIC PRODUCTS COULD PREVENT US FROM INCREASING OR SUSTAINING OUR REVENUE AND PREVENT US FROM ACHIEVING OR SUSTAINING PROFITABILITY.


         The medical device industry in general, and the market in which we expect to offer the GlucoWatch monitor in particular, is intensely competitive. Even if we successfully develop, gain FDA approval for and manufacture the GlucoWatch monitor, we will compete with other providers of personal glucose monitors. A number of our competitors are currently marketing traditional finger stick glucose monitors. These monitors are widely accepted in the health care industry and have long histories of acceptable accuracy and effective use. Furthermore, a number of companies have announced that they are developing products that permit less painful or painless, as well as continual or continuous, glucose monitoring. Accordingly, we expect competition to increase. Many of our competitors have substantially greater resources than we do and have greater name recognition and lengthier operating histories in the health care industry. We may not be able to compete effectively against our competitors. Additionally, the GlucoWatch monitor or our other enhanced products under development may fail to replace any currently used devices or systems. Our competitors may also develop, even before we develop or commercialize the GlucoWatch monitor or our other enhanced products under development, devices and technologies that permit more efficient and less expensive glucose monitoring devices. Pharmaceutical or other health care companies may also develop therapeutic drugs, treatments or other products that will substantially reduce the prevalence of diabetes or otherwise render our products obsolete.

IF THE MARKET DOES NOT ACCEPT OUR NEW TYPE OF PRODUCTS, WE MAY NOT GENERATE REVENUES AND ACHIEVE OR SUSTAIN PROFITABILITY.


         We are focusing our efforts predominantly on a line of frequent, automatic, and non-invasive glucose monitoring devices. The market may not accept our products, given that they are different from the established finger stick glucose monitors currently on the market. Additionally, some of our competitors have announced, and others may be developing, new glucose monitoring devices that are frequent, automatic, and less invasive. The introduction of competing products may decrease our future market sales.


IF THIRD PARTIES DO NOT REIMBURSE THE COSTS OF OUR MEDICAL DEVICES, PATIENTS, HOSPITALS AND PHYSICIANS MAY DECIDE NOT TO USE OUR PRODUCTS, DIMINISHING OUR PRODUCT SALES.


         Successful commercialization of our products may depend in part on the availability of reimbursement from third-party health care payers, such as private insurance plans and the government. We plan to conduct outcome studies for reimbursement; however, reimbursement may not be available on a sufficient time frame. Third-party payers are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new therapeutic and diagnostic products. Adequate levels of reimbursement may not be available to enable us to achieve market acceptance of the GlucoWatch monitor or other new products under development or to maintain price levels sufficient to realize an appropriate return on our investment. In both the US and foreign countries, the period of time needed to obtain such reimbursement can be lengthy. We may delay the launch of our products in some countries until we have established our eligibility for reimbursement. This delay could potentially harm our business.


WE DEPEND ON THIRD-PARTY SUPPLIERS. ANY INTERRUPTION IN THE SUPPLY OF SYSTEM COMPONENTS OR THE PRICING OF THESE COMPONENTS COULD PREVENT US FROM MANUFACTURING OUR PRODUCTS.


         The GlucoWatch monitor is manufactured from components purchased from outside suppliers, most of which are our single source for such components. In the event that we are unable, for whatever reason, to obtain these components from our suppliers or that the components obtained from these suppliers do not pass quality standards, we will be required to obtain the components from alternative suppliers. Additionally, in the event a current supplier is unable to meet our component requirements, we might not be able to rapidly find another supplier of the particular component or an alternate supply at the same price or lead time. Any interruption in the supply of the GlucoWatch monitor components or the pricing of these components could prevent us from manufacturing our products.


WE DEPEND ON PROPRIETARY TECHNOLOGY. IF WE FAIL TO OBTAIN PATENT PROTECTION FOR OUR PRODUCTS, PRESERVE OUR TRADE SECRETS AND OPERATE WITHOUT INFRINGING UPON THE PROPRIETARY RIGHTS OF OTHERS, WE MAY NOT GENERATE PROFITS.


         Our success depends in large part on our ability to obtain patent protection for our products, preserve our trade secrets and operate without infringing upon the proprietary rights of others, both in the U.S. and abroad. Currently, most patent applications in the U.S. are maintained in secrecy until issuance, and publication of discoveries in the scientific or patent literature tends to lag behind actual discovery by several months. Thus, we may not have been the first to file patent applications on our inventions or we may have infringed upon third-party patents. Our patent applications may fail to issue any patents. Any patents that are issued may not provide competitive advantages for our products or could be challenged or circumvented by our competitors. We also rely on trade secrets and proprietary know-how that we seek to protect, in part, by confidentiality agreements with our suppliers, employees and consultants. These agreements could be breached, that we might not have adequate remedies for any breach. Additionally, our trade secrets could otherwise become known or be independently developed by our competitors. Any litigation, in the U.S. or abroad, as well as foreign opposition and/or domestic interference proceedings, could result in substantial expense to us and significant diversion of effort by our technical and management personnel. We may resort to litigation to enforce our patents or protect trade secrets or know-how, as well as to defend against infringement charges. A negative determination in such proceedings could subject us to significant liabilities or require us to seek licenses from third parties. Although patent and intellectual property disputes in the medical device area have often been settled through licensing or similar arrangements, costs associated with such arrangements may be substantial and could include ongoing royalties. Furthermore, necessary licenses may not be available to us on satisfactory terms, if at all. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent us from manufacturing and selling our products.


WE MAY BE SUBJECT TO PRODUCT LIABILITY CLAIMS THAT ARE COSTLY TO DEFEND AND COULD LIMIT OUR ABILITY TO USE SOME TECHNOLOGIES IN THE FUTURE.


         The design, development, manufacture and use of our medical products involve an inherent risk of product liability claims and associated adverse publicity. Producers of medical products may face substantial liability for damages in the event of product failure or allegations that the product caused harm. We currently maintain product liability insurance, but it is expensive and difficult to obtain and may not be available in the future on acceptable terms. We may become subject to product liability claims, our current insurance may not cover any claims, and adequate insurance may not be available on acceptable terms in the future. We could be held liable for damages in excess of the limits of our insurance coverage, and any claim or product recall could create significant adverse publicity.


THE COMPETITION FOR QUALIFIED PERSONNEL IS PARTICULARLY INTENSE IN OUR INDUSTRY AND IN NORTHERN CALIFORNIA. IF WE ARE UNABLE TO RETAIN OR HIRE KEY PERSONNEL, WE MAY NOT BE ABLE TO SUSTAIN OR GROW OUR BUSINESS.


         Our ability to operate successfully and manage our potential future growth significantly depends upon retaining key scientific, technical, sales, marketing, managerial and financial personnel, and attracting and retaining additional highly qualified scientific, technical, sales, marketing, managerial and financial personnel. We face intense competition for qualified personnel in these areas, and we may not be able to attract and retain qualified personnel. The loss of key personnel or our inability to hire and retain additional qualified personnel in the future could prevent us from sustaining or growing our business.


WE DO NOT PAY DIVIDENDS AND DO NOT ANTICIPATE PAYING ANY DIVIDENDS IN THE FUTURE, SO ANY SHORT TERM RETURN ON YOUR INVESTMENT WILL DEPEND ON THE MARKET PRICE OF OUR SHARES.


         We have never declared or paid cash dividends on our common stock. Our current bank term loan agreement precludes us from paying dividends to stockholders. We currently intend to retain any earnings for use in our business and therefore do not anticipate paying any dividends in the future. Any short term return on your investment will depend only on the market price of our shares.

                           FORWARD-LOOKING STATEMENTS

         Some of the statements under "Our Company" and "Risk Factors" and elsewhere in this prospectus, including in the documents incorporated by reference, are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about our plans, objectives, expectations, intentions and assumptions and other statements contained in this prospectus, including in the documents incorporated by reference, that are not statements of historical fact. Forward-looking statements include, but are not limited to, statements about:

        -  our ability to secure FDA approval;

        - plans for manufacturing and commercial scale-up of the GlucoWatch monitor;

        -  plans for commercialization alliances;

        -  our ability to achieve market acceptance of the GlucoWatch monitor;
           and


        - plans for enhancements and possible manufacturing changes through the premarket approval supplement process.

         In some cases, you can identify these statements by words such as "may," "will," "should," "estimates," "predicts," "potential," "continue," "strategy," "believes," "anticipates," "plans," "expects," "intends" and similar expressions. We cannot guarantee future results, levels of activity, performance or achievements. Our actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a discrepancy include those discussed in "Risk Factors" and elsewhere in this prospectus, including in the documents incorporated by reference.



         We have not authorized anyone to provide you with information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. Cripple Creek is offering to sell, and seeking offers to buy, only the shares of Cygnus common stock covered by this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so.

                                 USE OF PROCEEDS

         We could receive up to $32.6 million in proceeds in connection with this offering, after deducting the estimated offering expenses. The actual amount of proceeds from the equity line will depend upon

        -  the market price of the common stock;

        - whether we elect to sell common stock under the terms of the equity line; and

        - whether Cripple Creek exercises its option to purchase common stock as permitted under the terms of the equity line.

         However, there can be no assurance that we will issue any shares or receive any proceeds from the equity line and, under the terms of the equity line, it is possible that no shares will be issued.

         We expect that any net proceeds from the equity line will be used for development and commercialization expenditures in support of our GlucoWatch monitor and for general corporate purposes, including working capital.


                       DESCRIPTION OF EQUITY LINE AGREEMENT


         We entered into the Structured Equity Line Flexible Financing Agreement with Cripple Creek on June 30, 1999. We subsequently amended the equity line agreement on September 29, 1999, March 27, 2000, May 9, 2000 and October 27, 2000. Since June 1999, we have sold an aggregate of approximately $27 million under the equity line agreement. These shares were issued under a different registration statement. The shares covered by this prospectus are being issued under this amended equity line agreement.


         Under the amended equity line agreement, subject to the satisfaction of conditions, we may require Cripple Creek to purchase shares of common stock over a period of 48 months from June 30, 1999, for an aggregate purchase price of up to $60 million. As of the date of this prospectus, we have issued Cripple Creek shares for an aggregate purchase price of $27 million. We may therefore still issue Cripple Creek additional shares with an aggregate purchase price of up to $33 million.



         We have also agreed to issue to Cripple Creek warrants to purchase 10,000 shares for every $1,000,000 in gross proceeds from the sale of common stock under the equity line agreement. The warrants will be issued after the end of each calendar year. The warrants are exercisable for 5 years from the date they are issued at an exercise price equal to the weighted average price at which shares were sold during the preceding calendar year. We are obligated to issue warrants to purchase a minimum of 120,000 shares of common stock, regardless of the amount of common stock sold under the equity line. We have to date issued warrants to purchase 95,000 shares of common stock, for 1999 equity line purchases and have registered the shares underlying these warrants effective as of February 11, 2000. We will issue Cripple Creek an additional warrant to purchase approximately 150,000 shares of common stock in January 2001 for equity line purchases in 2000, and intend to register the underlying shares shortly thereafter. We have agreed to register the shares issuable upon exercise of any other warrants that are issued to Cripple Creek.


         Under the amended equity line agreement, we may, at our sole option and discretion, subject to the satisfaction of conditions and limitations, require Cripple Creek to purchase shares. We may agree with Cripple Creek to have an investment period of 30, 60 or 90 days, or 30 days if we are unable to agree. For each month during a particular investment period, we may cause Cripple Creek to purchase shares for an aggregate purchase price of up to $4.0 million, and Cripple Creek, subject to our approval, can require us to sell them additional shares for an aggregate purchase price of up to $3.0 million. Cripple Creek may satisfy these obligations by purchasing up to 5% more or less than the total aggregate dollar amount of these obligations. Three trading days prior to the beginning of each monthly investment period, we are required to notify Cripple Creek of the dollar amount of common stock required to be purchased by Cripple Creek, if any, during the investment period. We will sell the shares at a price equal to the average of the two lowest volume-weighted average prices for the stock during the six trading days preceding the date of delivery by Cripple Creek from time to time during an investment period of a purchase notice. In no event may the purchase price be lower than a designated minimum per share price we indicate in our notice to Cripple Creek. If the investment period is for a period greater than 30 days, we may reset the minimum per share price after every 30 days.

         Cripple Creek's obligation to purchase shares of common stock during any investment period is subject to the satisfaction of various conditions, including:

        - our registration statement must remain effective under the Securities Act of 1933;

        - our common stock must continue to trade on the Nasdaq National Market; and

        - Cripple Creek may not become the beneficial owner, at any time, of more than 9.9% of the outstanding shares of our common stock.

         The equity line agreement also provides limitations on the amount of common stock that may be sold, which may be less than the amount indicated in the put notice and call notice. Specifically, the amount of common stock sold during each monthly investment period will be equal to the lesser of:

        - the amount indicated in the put notice and call notice, if any,

        - an amount equal to 8% of the aggregate value of open market trading for each trading day during the investment period immediately preceding the current investment period on which the stock price is above the minimum price for such preceding investment period, or

        - an amount equal to 8% of the aggregate value of open market trading for each trading day during the current investment period on which the stock price is above the minimum price for the current investment period.

         In addition, the equity line also provides for a pro rata reduction in the amount of common stock that may be sold if there are any trading days during the period in which the volume-weighted average price of the common stock is below the minimum price that we set for the period.


          We may terminate the equity line at any time without further obligation to Cripple Creek. However, in any event we must issue Cripple Creek warrants to purchase a minimum of an additional 25,000 shares. Cripple Creek may terminate the equity line without further obligation to us if we breach the equity line agreement or if Cripple Creek determines, in its reasonable discretion, that the adoption of, or change in, or any change in the interpretation or application of, any law, regulation, rule, guideline or treaty makes it illegal or materially impractical for Cripple Creek to fulfill its obligations under the equity line agreement.


         Cripple Creek has advised us that it may sell the common stock offered by this prospectus from time to time primarily in transactions on the Nasdaq National Market or in other types of transactions, including those described in "Plan of Distribution."

         The equity line agreement provides that we must indemnify Cripple Creek in some circumstances against liabilities, including liabilities under the Securities Act, and contribute to payments that Cripple Creek may be required to make in respect of those liabilities. Cripple Creek is required by the equity line agreement to indemnify us in some circumstances against liabilities, including liabilities under the Securities Act, and to contribute to payments that we may be required to make in respect of those liabilities.


         Cripple Creek may create a short position in the common stock for its own account by selling more shares of common stock than we have actually sold to it under the equity line. The potential size of the short position at any time is not expected to be substantially greater than the amount remaining to be purchased under any put notice or call notice. The underwriter may elect to cover any short position by delivering shares of common stock purchased in the open market or shares of common stock purchased pursuant to a particular put notice or call notice. Cripple Creek will deliver a prospectus to all purchasers of shares in short sales which Cripple Creek covers with purchases under the equity line. Purchasers of shares sold pursuant to such short sales may be entitled to the same remedies under the federal securities laws as any other purchaser of shares covered by the registration statement. Under the equity line agreement, Cripple Creek is prohibited from making any sales with the intention of reducing the price of our common stock to its benefit.

                              PLAN OF DISTRIBUTION

         Cripple Creek may, from time to time, sell all or a portion of the shares:

        - on the Nasdaq National Market, or such other exchange on which the common stock may from time to time be trading;

        - in privately negotiated transactions or otherwise;

        - at fixed prices that may be changed;

        - at market prices prevailing at the time of sale; or

        - at prices related to such market prices or at negotiated prices.

         Cripple Creek may sell the shares by one or more of the following methods, without limitation:

        - block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

        -  purchases by a broker or dealer as principal;

        - an exchange distribution in accordance with the rules of such exchange;

        - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

        -  privately negotiated transactions;

        -  short sales; or

        -  a combination of any of the above methods of sale.


         In effecting sales, brokers and dealers engaged by Cripple Creek may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from Cripple Creek, or, if any broker-dealer acts as agent for the purchaser of the shares, from the purchaser, in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with Cripple Creek to sell a specified number of shares at a stipulated price per share. To the extent a broker-dealer is unable to sell a specified number of shares acting as agent for Cripple Creek, it will purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to Cripple Creek. Broker-dealers who acquire shares as principal may resell the shares from time to time in transactions which may involve block transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with resales, broker-dealers may pay to or receive from the purchasers of the shares commissions as described above.

         Cripple Creek is an "underwriter" as defined in the Securities Act of 1933 in connection with the sale of the shares offered by this prospectus. Any broker-dealers or agents that participate with Cripple Creek in sales of the shares may be considered to be "underwriters" within the meaning of the Securities Act in connection with sales in which they participate. If any broker-dealers or agents are considered to be "underwriters," then any commissions they receive and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act.

         From time to time Cripple Creek may engage in short sales, short sales against the box, puts and calls and other transactions in Cygnus' common stock, and may sell and deliver the shares in connection with these transactions or to settle securities loans. If Cripple Creek engages in such transactions, the price of our common stock may be affected. Under the equity line, Cripple Creek may not make any sales with the intention of reducing the price of our common stock. From time to time Cripple Creek may pledge its shares pursuant to the margin provisions of its agreements with its brokers. Upon a default by Cripple Creek, the broker may offer and sell the pledged shares from time to time.


         Cripple Creek and any other persons participating in the sale or distribution of the shares will be subject to the Securities Exchange Act of 1934 and the related rules and regulations, including Regulation M, to the extent it applies. The Exchange Act and related rules may limit the timing of purchases and sales of any of the shares by Cripple Creek or any other such person which may affect the marketability of the shares. Cripple Creek also must comply with the applicable prospectus delivery requirements under the Securities Act in connection with the sale or distribution of the shares. Cripple Creek has advised us that it is a registered broker-dealer under the Securities Exchange Act of 1934.


         We are required to pay certain fees and expenses incident to the registration of the shares.




         We have agreed to use our best efforts to keep the registration statement, of which this prospectus is a part, effective until the shares may be or have been sold under Rule 144(k) of the Securities Act.


                              SELLING STOCKHOLDER


         The table below sets forth the following information:


-    the name of the selling stockholder;


-    the number of shares the selling stockholder beneficially owns;


- the number of shares the selling stockholder may resell under this prospectus; and


- the number of shares the selling stockholder would own, assuming that the selling stockholder sells all of the shares it may sell under this prospectus.


         Beneficial ownership is determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. This table is based upon information supplied to us by the selling stockholder. Except as otherwise indicated, we believe that the persons named in the table have sole voting and investment power with respect to all of the shares of our common stock listed as beneficially owned by them, subject to community property laws where applicable.


         The actual number of shares of common stock offered by this prospectus, and included in the registration statement of which this prospectus is a part, includes additional shares that may be issued or issuable:


-    upon exercise of the warrants or adjustment mechanisms in the warrants; or


- by reason of any stock split, stock dividend or similar transaction involving the common stock, in order to prevent dilution, in accordance with Rule 416 under the Securities Act of 1933.


                                                                                           Shares Beneficially Owned
                                     Shares Beneficially Owned   Shares Offered by this               After
                                       Prior to the Offering          Prospectus(2)                The Offering
                                       ---------------------          -------------                ------------
Cripple Creek Securities, LLC(1).....          95,000                   7,764,706                      95,000


(1)  Jeffrey E. Devers is the sole managing member of Cripple Creek
     Securities, LLC. Mr. Devers also may be deemed to control The Palladin Group, L.P. and Palladin Asset Management LLC, which act as investment advisors and managers for various client accounts. Those accounts hold an aggregate of approximately $19.2 million in principal amount and accrued interest of the Company's 8.5% Convertible Debentures Due June 29, 2004
     and September 29, 2004 and warrants to purchase approximately 745,207 shares. Subject to limits on the holders' right to convert, the debentures are convertible into a total of approximately 1.5 million shares of our common stock. Mr. Devers disclaims beneficial ownership of such shares.

(2) Based on the closing sales price of our common stock of $4.25 on December 21, 2000.







                                  LEGAL MATTERS

         Selected legal matters with respect to the validity of common stock offered by this prospectus will be passed upon for us by Pillsbury Madison & Sutro LLP, San Francisco, California.

                                     EXPERTS


         Ernst & Young LLP, independent auditors, have audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance upon Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy any materials we file with the Commission at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information on its public reference rooms. The Commission also maintains an Internet Website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

         We have filed with the Commission a registration statement on Form S-3 under the Securities Act of 1933. The registration statement relates to the common stock offered by Cripple Creek and contains this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Please refer to the registration statement and its exhibits and schedules for further information with respect to Cygnus and the common stock. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of that contract or document filed as an exhibit to the registration statement. You may read and obtain a copy of the registration statement and its exhibits and schedules from the Commission, as described in the preceding paragraph.


                 IMPORTANT INFORMATION INCORPORATED BY REFERENCE

         THE SECURITIES AND EXCHANGE COMMISSION ALLOWS CYGNUS TO "INCORPORATE BY REFERENCE" THE INFORMATION CYGNUS FILES WITH THEM, WHICH MEANS THAT WE CAN DISCLOSE IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT US TO YOU THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS BY REFERRING YOU TO THOSE DOCUMENTS.

         The information incorporated by reference is considered to be part of this document. Information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any filings we will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 following the date of this prospectus:

1. Annual Report on Form 10-K of Cygnus for the fiscal year ended December 31, 1999;

2. Quarterly Reports on Form 10-Q filed by Cygnus for the fiscal quarters ended March 31, 2000, June 30, 2000 and September 30, 2000;

3.       Current Report on Form 8-K dated October 17, 2000 and December 19,
         2000;

4. The description of common stock contained in Cygnus' registration statement on Form 8-A; and

5. The description of our Series A Junior Participating Preferred Stock contained in the registration statement on Form 8-A12B/A filed December 14, 1988.

         YOU MAY REQUEST A COPY OF THESE FILINGS, AT NO COST, BY WRITING OR TELEPHONING US AT THE FOLLOWING ADDRESS:

         CYGNUS, INC.
         400 PENOBSCOT DRIVE
         REDWOOD CITY, CALIFORNIA 94063
         ATTENTION:  CORPORATE COMMUNICATIONS
         TELEPHONE REQUESTS MAY BE DIRECTED TO:  (650) 369-4300
         FACSIMILE REQUESTS MAY BE DIRECTED TO: (650) 599-2503

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the securities being registered hereby. Normal commission expenses and brokerage fees are payable individually by the selling stockholders. All amounts are estimated except the Commission registration fee.




                                                                                        Amount
                                                                                        ------

         SEC registration fee...................................................     $     9,504

         Accounting fees and expenses...........................................     $     8,000

         Legal fees and expenses................................................     $    40,000

         Nasdaq Additional Listing Fee..........................................     $    17,500

         Placement Fee..........................................................     $   330,000

         Miscellaneous fees and expenses........................................     $     2,996

         Total      ............................................................     $   408,000



ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities and expenses arising under the Securities Act. The Registrant's Certificate of Incorporation and Bylaws provide for mandatory indemnification by the Registrant of all persons the Registrant may indemnify under Section 145 to the maximum extent permitted by the Delaware General Corporation Law. The Registrant's
Certificate of Incorporation further provides that the liability of its directors is eliminated to the fullest extent permitted by the Delaware
General Corporation Law. These provisions in the Certificate of Incorporation do not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Registrant has entered into indemnification agreements with all of its officers and directors.

ITEM 16. EXHIBITS


                    EXHIBIT
                    NUMBER                  DESCRIPTION OF DOCUMENT
                    -------                 -----------------------


                    1.1                     Structured Equity Line Flexible
                                            Financing Agreement between Cygnus,
                                            Inc. and Cripple  Creek Securities,
                                            LLC., incorporated by reference to
                                            Exhibit 1 of the Registrant's Form
                                            8-K filed on July 2, 1999.

                    1.2                     Amendment No. 1 to Structured Equity
                                            Line Flexible Financing Agreement
                                            between Cygnus, Inc. and Cripple
                                            Creek Securities, LLC,



                                       II-1

                                            incorporated by reference to Exhibit
                                            1 of the Registrant's Form 8-K filed
                                            on October 7, 1999.

                    1.3                     Amendment No. 2 to Structured Equity
                                            Line Flexible Financing Agreement
                                            between Cygnus, Inc. and Cripple
                                            Creek Securities, LLC, incorporated
                                            by reference to Item 10.109 of the
                                            Registrant's Form 10-Q filed on
                                            April 26, 2000

                    1.4                     Amendment No. 3 to Structured Equity
                                            Line Flexible Financing Agreement
                                            between Cygnus, Inc. and Cripple
                                            Creek Securities, LLC, incorporated
                                            by reference to Exhibit 10.110 of
                                            the Registrant's Form 10-Q filed on
                                            July 28, 2000.

                    1.5*                    Amendment No. 4 to Structured Equity
                                            Line Flexible Financing Agreement
                                            between Cygnus, Inc. and Cripple
                                            Creek Securities, LLC.

                    4.1                     Specimen of Common Stock certificate
                                            of the Registrant, incorporated by
                                            reference to Exhibit 4.1 of the
                                            Registrant's Registration Statement
                                            Form S-1 No. 33-38363.

                    4.2                     Convertible Debenture and Warrant
                                            Purchase Agreement, incorporated by
                                            reference to Exhibit 10.41 of the
                                            Registrant's Quarterly Report on
                                            Form 10-Q filed on August 16, 1999.

                    4.3                     Registration Rights Agreement,
                                            incorporated by reference to Exhibit
                                            4.12 of the Registrant's Quarterly
                                            Report Form 10-Q filed on August 16,
                                            1999.

                    4.5                     Form of 8.5% Convertible Debenture
                                            due 2001, incorporated by reference
                                            to Exhibit 10.42 of the Registrant's
                                            Quarterly Report Form 10-Q filed on
                                            August 16, 1999.

                    4.6                     Form of Common Stock Purchase
                                            Warrant, incorporated by reference
                                            to Exhibit 10.43 of the Registrant's
                                            Quarterly Report Form 10-Q filed on
                                            August 16, 1999.

                    5.1                     Opinion of Pillsbury Madison & Sutro
                                            LLP.

                    23.1                    Consent of Ernst & Young LLP,
                                            Independent Auditors.

                    23.2                    Consent of Pillsbury Madison & Sutro
                                            LLP (included in its opinion filed
                                            as Exhibit 5.1 to this Registration
                                            Statement).

                    24.1                    Power of Attorney.*

*Previously filed

ITEM 17. UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for Directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California, on December 22, 2000.

                  CYGNUS, INC.

                  By     /s/ JOHN C HODGMAN
                         -----------------------------------------------
                         John C Hodgman
                         Chairman, President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act, this Amendment to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.




                   Name                                        Title                               Date
                   ----                                        -----                               ----
        /s/ JOHN C HODGMAN                    Chairman of the Board of Directors,            December 22, 2000
------------------------------------          President, and Chief Executive Officer
         John C Hodgman                       (Principal Executive Officer)


                *                             Chief Financial Officer and Senior             December 22, 2000
------------------------------------          Vice President, Finance (Principal
         Craig W. Carlson                     Accounting Officer)


                *                             Director                                       December 22, 2000
------------------------------------
         Frank T. Cary

                *                             Vice Chairman of the Board of Directors        December 22, 2000
------------------------------------
         Andre F. Marion

                *                             Director                                       December 22, 2000
------------------------------------
         Richard G. Rogers

                *                             Director                                       December 22, 2000
------------------------------------
         Walter B. Wriston

*BY: /s/ JOHN C HODGMAN
------------------------------------
   ATTORNEY IN FACT

                                      II-4

                                  EXHIBIT INDEX



                    EXHIBIT
                    NUMBER          DESCRIPTION OF DOCUMENT
                    -------         -----------------------


                      5.1           Opinion of Pillsbury Madison & Sutro LLP.

                      23.1          Consent of Ernst & Young LLP, Independent Auditors.

                      23.2          Consent of Pillsbury Madison & Sutro LLP (included in its opinion filed as Exhibit 5.1 to this Registration Statement).
